Synergy Brands' Expects 2004 Revenue to grow by 37% to $56 Million

On-Line Operations Post Record Year

Company Continues to Reduce Debt

Melville, NY (date) - Synergy Brands, Inc. (NASDAQ: SYBR) today announced that it expects 2004 revenue to be $56 million in its year end reporting, as compared to $41 million in 2003, a record year in revenues for the company. Contributing strongly to the company's performance in 2004 was the growth of the company's B2B operations as well as Synergy's online operations that include its www.cigargold.com and Bill Rancic's www.CigarsAroundTheWorld.com operations.

Synergy Brands also made strides in reducing its debt as several debenture holders elected to convert approximately $3 million of company debt into equity in the fourth quarter of 2004. Mair Faibish, CEO of Synergy, stated: "This conversion of debt into equity results in a substantial improvement in our balance sheet and financial stability. We view this as a sign of confidence in our future that our main creditors are willing to convert priority debt to common equity." In addition to improving the company's balance sheet, the conversion should produce a substantial savings in on-going interest expense each year.

As a result of the increased equity resulting from the debt conversion, the company is re-considering its previously announced alternatives with Congress Financial. "The improvement in our balance sheet may enable Synergy to finance its requirements in a different manner and at a lower cost. This could result in a savings of approximately $300,000 in commitment fee expense for the previously announced credit line," said Faibish. The company is currently reviewing its alternatives and expects to announce a decision regarding a credit facility.

Synergy Brands expects to report final, audited results in March when it files its Form 10K.

About Synergy Brands:

Synergy Brands, Inc. is a holding company that operates in the wholesale and Internet distribution of consumer goods as well as the retail distribution of premium cigars. It principally focuses on the sale of nationally known brand name consumer products manufactured by major U.S. manufacturers. The consumer products are concentrated within the Grocery and Health & Beauty Aids (HBA) industries as well as the premium cigar business. The Company distributes and sells these products through wholly owned subsidiaries in two distinct manners. The Company uses advancements in web-based technology to process and use logistics based programs to optimize its distribution costs on both wholesale, Internet and retail levels.

This press release and company review and assumptions made regarding the financial figures and other information, referenced and presented, state and reflect assumptions, expectations, projections, intentions and/or beliefs about past and future events that are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "may", "will", "should", "expect", "assume", and other deviations thereof and other words of similar meaning. In particular these include, but are not limited to, statements reflecting the projected revenues, earnings, profit and loss of the Company and associated costs. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For a description of many of these risks and uncertainties, please refer to the company's filings with the U.S. Securities & Exchange Commission (www.sec.gov) including Forms 10KSB and 10QSB.

Contact: Bev Jedynak
Martin E. Janis & Company, Inc.
312-943-1100 ext. 12
bjedynak@janispr.com